Exhibit 99.1

Libbey Inc. 300 Madison Ave P.O. Box 10060 Toledo, OH 43699

NEWS RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Kenneth Boerger	Daniel Brady
Vice President and Treasurer, Libbey Inc.	Vice President, Reputation Partners
(419) 325-2279	(312) 447-2560
ken.boerger@libbey.com	dan@reputationpartners.com

FOR IMMEDIATE RELEASE
THURSDAY, FEBRUARY 21, 2013

LIBBEY INC. ANNOUNCES RECORD FULL-YEAR 2012 RESULTS; ALSO ANNOUNCES INTENT TO REDEEM $45.0 MILLION OF ITS 6.875 PERCENT SENIOR SECURED NOTES DUE 2020 AND TENTATIVE REALIGNMENT OF NORTH AMERICAN PRODUCTION

•	Fourth Quarter Included Sales of $219.1 Million, Income from Operations of $13.1 Million and Adjusted EBITDA of $29.9 Million

•	Free Cash Flow Generation of $36.7 Million in the Fourth Quarter of 2012

•	Working Capital as a Percentage of Last Twelve Months' Sales was an All-Time Record Low 20.9 Percent

•	Debt Net of Cash Reduced to $398.9 Million, Resulting in Net Debt to Adjusted EBITDA of 3.0 Times

•	Company Announces Tentative Plans to Realign Production and Reduce Capacity in Shreveport Facility to Further Improve Cost Structure

TOLEDO, OHIO, FEBRUARY 21, 2013--Libbey Inc. (NYSE MKT: LBY) reported results today for the fourth quarter of 2012 and the full year.

Fourth-Quarter Highlights

•	Sales for the fourth quarter were $219.1 million, compared to $214.8 million for the fourth quarter of 2011, an increase of 2.0 percent (1.9 percent excluding currency fluctuation).

•
Sales in the Glass Operations segment were $201.3 million, compared to $199.2 million in the fourth quarter of 2011, an increase of 1.1 percent (0.9 percent excluding currency fluctuation). Sales performance was led by a 5.0 percent increase in sales within our U.S. and Canada sales region.

•	Income from operations grew 34.8 percent, compared to the fourth quarter of 2011, increasing to $13.1 million from $9.7 million in the year-ago quarter.

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Libbey Inc.

•	Adjusted EBITDA increased 40.2 percent to $29.9 million, the highest fourth-quarter adjusted EBITDA since 2007. In the fourth quarter of 2011, adjusted EBITDA was $21.3 million.

“We are pleased with this quarter's results, driven in large part by the increased focus on improving margins and defending and growing our business in our key markets, the core of our recently announced strategic plan. Our cost improvements, coupled with solid sales growth in the U.S. and Canada sales region, led to exceptionally strong adjusted EBITDA. Four strong quarters propelled us to 2012 full year results that included all-time records in sales, income from operations and adjusted EBITDA," said Stephanie A. Streeter, chief executive officer of Libbey Inc. “Our commitment to improving our cost structure, leveraging our advantaged businesses and strengthening our balance sheet was reflected in our results. We will continue efforts to improve our cost structure. We believe these efforts, in combination with our overall productivity improvements, will enable strengthened financial and operational performance in 2013.”

Fourth-Quarter Regional Sales and Operational Review

•
Glass Operations segment sales were led by a 5.0 percent increase in sales within our U.S. and Canada sales region and a 0.8 percent increase in sales within our China sales region (sales were essentially unchanged during the quarter excluding currency impact). Sales within our Mexico sales region were lower by 5.6 percent, compared to the prior-year quarter (lower by 9.3 percent excluding the impact of currency). The European sales region saw a 3.1 percent decrease in sales (a 0.8 percent increase excluding currency fluctuation).

•
Sales to U.S. and Canadian foodservice glassware customers increased by 4.0 percent. Glassware sales to U.S. and Canadian retail customers increased 6.5 percent during the fourth quarter of 2012, while sales to business-to-business customers in the U.S. and Canada increased 3.7 percent.

•
Sales in the Other Operations segment increased 13.4 percent to $17.8 million, compared to $15.7 million in the prior-year quarter. This increase was driven by solid sales increases to both Syracuse China and World Tableware customers during the quarter.

•	Interest expense decreased by $1.9 million to $8.6 million, compared to $10.5 million in the year-ago period, primarily driven by lower interest rates.

•
Our effective tax rate was 67.7 percent for the quarter-ended December 31, 2012, compared to a benefit of 296.6 percent for the quarter-ended December 31, 2011. The effective tax rate was influenced by non-deductible foreign currency differences, an increase in foreign withholding taxes in jurisdictions with recorded valuation allowances, activity in jurisdictions with recorded valuation allowances, and changes in the mix of earnings with differing statutory rates.

Twelve-Month Highlights

•	Full-year sales for 2012 were $825.3 million, compared to $817.1 million in 2011, an increase of 1.0 percent (or 3.1 percent excluding currency fluctuation).

•
Sales in the Glass Operations segment were $753.0 million, compared to $746.6 million in 2011, an increase of 0.9 percent (3.1 percent excluding currency fluctuation). Contributing to the increase was a 24.0 percent increase in sales within our China sales region (21.3 percent excluding currency impact) and a 4.1 percent increase in our U.S. and Canada sales region.

•	Income from operations in 2012 grew 28.1 percent, compared to the full year 2011, increasing to $81.3 million from $63.5 million in 2011.

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Libbey Inc.

•	Adjusted EBITDA increased 17.1 percent to an all-time high for any year of $132.4 million, compared to $113.1 million for 2011.

Twelve-Month Regional Sales and Operational Review

•
Primary contributors to increased Glass Operations sales were a 24.0 percent increase in sales within our China sales region (21.3 percent excluding currency impact) and a 4.1 percent increase in sales within our U.S. and Canada sales region. We reported sales that were 1.6 percent lower within our Mexico sales region; however, excluding currency impact, net sales in the Mexico sales region were 3.1 percent higher compared to the prior year. We saw an 8.3 percent decrease in sales within our European sales region (only a 0.6 percent decrease excluding currency fluctuation).

•
Sales to U.S. and Canadian foodservice glassware customers increased by 5.1 percent. Glassware sales to U.S. and Canadian retail customers increased 3.6 percent during 2012, while sales to business-to-business customers in the U.S. and Canada were 3.1 percent higher.

•
Sales in the Other Operations segment were $73.0 million, compared to $71.2 million in the prior year. The prior year included net sales of $4.8 million of Traex® products that, as a result of the sale of substantially all of the assets of Traex in April 2011, were no longer offered for sale by the Company in 2012. More than offsetting the absence of Traex® product sales in 2012 were increased sales to World Tableware customers of 9.0 percent and an even stronger 12.6 percent increase in sales to Syracuse China customers.

•	Interest expense decreased by $5.7 million to $37.7 million, compared to $43.4 million in the prior year, the result of lower interest rates in the last seven months of the year.

•
Our effective tax rate was 45.0 percent for the year-ended December 31, 2012, compared to 6.5 percent in 2011. The effective tax rate was heavily influenced by non-deductible foreign currency losses related to our Mexican operations, an increase in foreign withholding taxes in jurisdictions with recorded valuation allowances, activity in jurisdictions with recorded valuation allowances and changes in the mix of earnings with differing statutory rates.

Working Capital and Liquidity

•
As of December 31, 2012, working capital, defined as inventories and accounts receivable less accounts payable, was $172.7 million, compared to $175.1 million at December 31, 2011. This decrease in working capital was primarily the result of lower accounts receivable and higher accounts payable.

•
Libbey reported that it had available capacity of $68.6 million under its ABL credit facility as of December 31, 2012, with no loans currently outstanding. The Company also had cash on hand of $67.2 million at December 31, 2012.

Partial Redemption of Senior Notes

Libbey Inc. announced that its wholly owned subsidiary Libbey Glass Inc. intends to call for redemption, during the second quarter of 2013, an aggregate principal amount of $45.0 million of its outstanding 6.875 percent Senior Secured Notes Due 2020 (the “Notes”), on a pro rata basis in accordance with the terms of the indenture agreement dated May 15, 2012 (the “Indenture”). Pursuant to the terms of the Indenture, the redemption price for the Notes will be 103.0 percent of the principal amount of the redeemed Notes, plus accrued and unpaid interest. Following completion of the redemption, the aggregate principal amount of the Notes that will remain outstanding will be $405.0 million.

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Libbey Inc.

A formal notice of redemption will be sent separately to the holders of the Notes, in accordance with the terms of the Indenture. The Company plans to fund this redemption using cash on its balance sheet and, if needed, borrowings under its ABL credit agreement.

Stephanie A. Streeter, Libbey's chief executive officer, said, “We are pleased that, as a result of our outstanding free cash flow generation in 2012, we are in a position to reduce our outstanding senior note debt by $45 million. We continue to make significant progress in our ongoing efforts to reduce our leverage.”

Tentative Realignment of North American Production

As part of its ongoing efforts to improve Libbey's cost structure and overall financial position, the Company today also announced a tentative plan to exit sales of certain glassware items, realign production in North America and reduce its manufacturing capacity at its Shreveport, LA, facility.  The tentative plan will be further discussed with the United Steelworkers (USW), which represents Libbey production and maintenance employees in Shreveport.  The realignment, if implemented as currently contemplated, would result in a reduction in Shreveport affecting approximately 200 positions. Some production would be relocated to Libbey's facilities in Toledo, Ohio, and Monterrey, Mexico. Existing staff would handle the relocated production in Toledo and Monterrey.  The vast majority of Libbey customers would not be impacted.

“These changes would enable Libbey to reduce manufacturing capacity and improve asset utilization across our North American facilities, while continuing to meet the needs of our customers worldwide,” Streeter said. “We regret the impact these changes would have on our affected Shreveport associates, but they are necessary to strengthen Libbey's financial and competitive position.”

Webcast Information

Libbey will hold a conference call for investors on Thursday, February 21, 2013, at 11 a.m. Eastern Standard Time. The conference call will be simulcast live on the Internet and is accessible from the Investor Relations section of www.libbey.com. To listen to the call, please go to the website at least 10 minutes early to register, download and install any necessary software. A replay will be available for seven days after the conclusion of the call.

About Libbey Inc.

Based in Toledo, Ohio, since 1888, Libbey Inc. is the largest manufacturer of glass tableware in the western hemisphere and one of the largest glass tableware manufacturers in the world. It supplies products to foodservice, retail, industrial and business-to-business customers in over 100 countries, and it is the leading manufacturer of tabletop products for the U.S. foodservice industry.

Libbey operates glass tableware manufacturing plants in the United States in Louisiana and Ohio as well as in Mexico, China, Portugal and the Netherlands. Its Crisa subsidiary, located in Monterrey, Mexico, is a leading producer of glass tableware in Mexico and Latin America. Its subsidiary located in Leerdam, Netherlands, is among the world leaders in producing and selling glass stemware to retail, foodservice and industrial clients. Its Crisal subsidiary, located in Portugal, provides an expanded presence in Europe. Its Syracuse China subsidiary designs and distributes an extensive line of high-quality ceramic dinnerware, principally for foodservice establishments in the United States. Its World Tableware subsidiary imports and sells a full-line of metal flatware and hollowware and an assortment of ceramic dinnerware and other tabletop items principally for foodservice establishments in the United States. In 2012, Libbey Inc.'s net sales totaled $825.3 million.

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Libbey Inc.

This press release includes forward-looking statements as defined in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements reflect only the Company's best assessment at this time and are indicated by words or phrases such as “goal,” “expects,” “ believes,” “will,” “estimates,” “anticipates,” or similar phrases. Investors are cautioned that forward-looking statements involve risks and uncertainty and that actual results may differ materially from these statements, and that investors should not place undue reliance on such statements. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 8-K filed with the Commission on May 9, 2012. Important factors potentially affecting performance include but are not limited to increased competition from foreign suppliers endeavoring to sell glass tableware in the United States and Mexico; the impact of lower duties for imported products; global economic conditions and the related impact on consumer spending levels; major slowdowns in the retail, travel or entertainment industries in the United States, Canada, Mexico, Western Europe and Asia, caused by terrorist attacks or otherwise; significant increases in per-unit costs for natural gas, electricity, freight, corrugated packaging, and other purchased materials; high levels of indebtedness; high interest rates that increase the Company's borrowing costs or volatility in the financial markets that could constrain liquidity and credit availability; protracted work stoppages related to collective bargaining agreements; increases in expense associated with higher medical costs, increased pension expense associated with lower returns on pension investments and increased pension obligations; devaluations and other major currency fluctuations relative to the U.S. dollar and the Euro that could reduce the cost competitiveness of the Company's products compared to foreign competition; the effect of high inflation in Mexico and exchange rate changes to the value of the Mexican peso and the earnings and cash flow of Libbey Mexico, expressed under U.S. GAAP; the inability to achieve savings and profit improvements at targeted levels in the Company's operations or within the intended time periods; and whether the Company completes any significant acquisition and whether such acquisitions can operate profitably. Any forward-looking statements speak only as of the date of this press release, and the Company assumes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date of this press release.

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Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per-share amounts)
(unaudited)

	Three months ended December 31,
	2012	2011
Net sales	$219,061	$214,782
Freight billed to customers	683	636
Total revenues	219,744	215,418
Cost of sales (1)	175,171	177,545
Gross profit	44,573	37,873
Selling, general and administrative expenses (1)	31,505	28,180
Income from operations	13,068	9,693
Other income (expense)(1)	547	(276)
Earnings before interest and income taxes	13,615	9,417
Interest expense	8,642	10,490
Income (loss) before income taxes	4,973	(1,073)
Provision for (benefit from) income taxes	3,366	(3,182)
Net income	$1,607	$2,109

Net income per share:
Basic	$0.08	$0.10
Diluted	$0.07	$0.10

Weighted average shares:
Outstanding	20,999	20,437
Diluted	21,555	20,860

(1) Refer to Table 1 for Special Items detail.

Libbey Inc.
Condensed Consolidated Statements of Operations
(dollars in thousands, except per-share amounts)
(unaudited)

	Year ended December 31,
	2012	2011
Net sales	$825,287	$817,056
Freight billed to customers	3,165	2,396
Total revenues	828,452	819,452
Cost of sales (1)	633,267	650,713
Gross profit	195,185	168,739
Selling, general and administrative expenses (1)	113,896	105,545
Special charges (1)	—	(281)
Income from operations	81,289	63,475
Loss on redemption of debt (1)	(31,075)	(2,803)
Other income(1)	188	8,031
Earnings before interest and income taxes	50,402	68,703
Interest expense	37,727	43,419
Income before income taxes	12,675	25,284
Provision for income taxes (1)	5,709	1,643
Net income	$6,966	$23,641

Net income per share:
Basic	$0.33	$1.17
Diluted	$0.33	$1.14

Weighted average shares:
Outstanding	20,876	20,170
Diluted	21,315	20,808

(1) Refer to Table 2 for Special Items detail.

Libbey Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)

	December 31, 2012	December 31, 2011
	(unaudited)
ASSETS:
Cash and cash equivalents	$67,208	$58,291
Accounts receivable — net	80,850	88,045
Inventories — net	157,549	145,859
Other current assets	13,716	15,356
Total current assets	319,323	307,551

Pension asset	10,196	17,485
Goodwill and purchased intangibles — net	186,794	187,772
Property, plant and equipment — net	258,154	264,718
Other assets	32,618	28,881
Total assets	$807,085	$806,407

LIABILITIES AND SHAREHOLDERS' EQUITY:
Notes payable	$—	$339
Accounts payable	65,712	58,759
Accrued liabilities	84,268	88,761
Pension liability (current portion)	613	5,990
Non-pension postretirement benefits (current portion)	4,739	4,721
Other current liabilities	6,634	7,340
Long-term debt due within one year	4,583	3,853
Total current liabilities	166,549	169,763

Long-term debt	461,884	393,168
Pension liability	60,909	122,145
Non-pension postretirement benefits	71,468	68,496
Other liabilities	21,799	25,055
Total liabilities	782,609	778,627

Common stock and capital in excess of par value	313,586	311,188
Retained deficit	(148,070)	(155,036)
Accumulated other comprehensive loss	(141,040)	(128,372)
Total shareholders’ equity	24,476	27,780
Total liabilities and shareholders’ equity	$807,085	$806,407

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three months ended December 31,
	2012	2011
Operating activities:
Net income	$1,607	$2,109
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,574	9,923
Loss on asset sales and disposals	152	508
Change in accounts receivable	13,684	4,889
Change in inventories	14,128	23,935
Change in accounts payable	18,372	7,586
Accrued interest and amortization of discounts, warrants and finance fees	(6,965)	9,356
Pension & non-pension postretirement benefits	4,994	(488)
Accrued liabilities & prepaid expenses	(7,420)	(2,965)
Income taxes	2,669	(4,032)
Share-based compensation expense	855	651
Other operating activities	(523)	1,735
Net cash provided by operating activities	52,127	53,207

Investing activities:
Additions to property, plant and equipment	(15,476)	(14,963)
Net proceeds from sale of Traex	—	(522)
Proceeds from asset sales and other	97	(42)
Net cash used in investing activities	(15,379)	(15,527)

Financing activities:
Other repayments	(3,603)	(9,338)
Other borrowings	—	365
Proceeds from exercise of warrants	—	5,459
Stock options exercised	938	4
Debt issuance costs and other	(441)	(1)
Net cash used in financing activities	(3,106)	(3,511)
Effect of exchange rate fluctuations on cash	219	(461)
Increase in cash	33,861	33,708
Cash & cash equivalents at beginning of period	33,347	24,583
Cash & cash equivalents at end of period	$67,208	$58,291

Libbey Inc.
Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Year ended December 31,
	2012	2011
Operating activities:
Net income	$6,966	$23,641
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	41,471	42,188
Loss (gain) on asset sales and disposals	446	(5,941)
Change in accounts receivable	7,187	3,076
Change in inventories	(10,969)	(221)
Change in accounts payable	6,285	403
Accrued interest and amortization of discounts, warrants and finance fees	(6,433)	3,047
Call premium on 10% senior notes	23,602	1,203
Write-off of finance fees & discounts on senior notes and ABL	10,975	1,600
Pension & non-pension postretirement benefits	(76,344)	(9,074)
Restructuring charges	—	(828)
Accrued liabilities & prepaid expenses	322	1,917
Income taxes	1,628	(11,200)
Share-based compensation expense	3,321	5,016
Other operating activities	40	524
Net cash provided by operating activities	8,497	55,351

Investing activities:
Additions to property, plant and equipment	(32,720)	(41,420)
Net proceeds from sale of Traex	—	12,478
Proceeds from asset sales and other	647	5,222
Net cash used in investing activities	(32,073)	(23,720)

Financing activities:
Other repayments	(23,116)	(14,108)
Other borrowings	1,234	365
Proceeds from 6.875% senior notes	450,000	—
Payments on 10% senior notes	(360,000)	(40,000)
Call premium on 10% senior notes	(23,602)	(1,203)
Proceeds from exercise of warrants	—	5,459
Stock options exercised	1,231	482
Debt issuance costs and other	(13,475)	(463)
Net cash provided by (used in) financing activities	32,272	(49,468)
Effect of exchange rate fluctuations on cash	221	(130)
Increase (decrease) in cash	8,917	(17,967)
Cash & cash equivalents at beginning of year	58,291	76,258
Cash & cash equivalents at end of year	$67,208	$58,291

In accordance with the SEC’s Regulation G, tables 1, 2, 3, 4, 5 and 6 provide non-GAAP measures used in this earnings release and a reconciliation to the most closely related Generally Accepted Accounting Principle (GAAP) measure. Libbey believes that providing supplemental non-GAAP financial information is useful to investors in understanding Libbey's core business and trends. In addition, it is the basis on which Libbey's management assesses performance. Although Libbey believes that the non-GAAP financial measures presented enhance investors' understanding of Libbey's business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

Table 1
Reconciliation of "As Reported" Results to "As Adjusted" Results - Quarter
(dollars in thousands, except per-share amounts)
(unaudited)
	Three months ended December 31,
	2012			2011
	As Reported	Special Items	As Adjusted	As Reported	Special Items	As Adjusted
Net sales	$219,061	$—	$219,061	$214,782	$—	$214,782
Freight billed to customers	683	—	683	636	—	636
Total revenues	219,744	—	219,744	215,418	—	215,418
Cost of sales	175,171	913	174,258	177,545	817	176,728
Gross profit	44,573	(913)	45,486	37,873	(817)	38,690
Selling, general and administrative expenses	31,505	4,757	26,748	28,180	1,316	26,864
Income from operations	13,068	(5,670)	18,738	9,693	(2,133)	11,826
Other income (expense)	547	—	547	(276)	179	(455)
Earnings before interest and income taxes	13,615	(5,670)	19,285	9,417	(1,954)	11,371
Interest expense	8,642	—	8,642	10,490	—	10,490
Income (loss) before income taxes	4,973	(5,670)	10,643	(1,073)	(1,954)	881
Provision for (benefit from) income taxes	3,366	—	3,366	(3,182)	—	(3,182)
Net income	$1,607	$(5,670)	$7,277	$2,109	$(1,954)	$4,063

Net income per share:
Basic	$0.08	$(0.27)	$0.35	$0.10	$(0.10)	$0.20
Diluted	$0.07	$(0.26)	$0.34	$0.10	$(0.09)	$0.19

Weighted average shares:
Outstanding	20,999			20,437
Diluted	21,555			20,860

	Three months ended December 31, 2012			Three months ended December 31, 2011
Special Items Detail (income) expense:	Pension Curtailment & Settlement	Severance(1)	Total Special Items	CEO transition expenses	Sale of Traex (2)	Other (3)	Total Special Items
Cost of sales	$—	$913	$913	$—	$—	$817	$817
SG&A	4,431	326	4,757	211	—	1,105	1,316
Other (income) expense	—	—	—	—	(179)	—	(179)
Total Special Items	$4,431	$1,239	$5,670	$211	$(179)	$1,922	$1,954

(1) Relates to implementation of our new strategic plan.
(2) Adjustment to the gain on the sale of substantially all of the assets of Traex.
(3) Cost of sales reflects a write-down of unutilized fixed assets in our Glass Operations segment while SG&A contains severance.

Table 2
Reconciliation of "As Reported" Results to "As Adjusted" Results - Year
(dollars in thousands, except per-share amounts)
(unaudited)	Year ended December 31,
	2012			2011
	As Reported	Special Items	As Adjusted	As Reported	Special Items	As Adjusted
Net sales	$825,287	$—	$825,287	$817,056	$—	$817,056
Freight billed to customers	3,165	—	3,165	2,396	—	2,396
Total revenues	828,452	—	828,452	819,452	—	819,452
Cost of sales	633,267	3,255	630,012	650,713	2,841	647,872
Gross profit	195,185	(3,255)	198,440	168,739	(2,841)	171,580
Selling, general and administrative expenses	113,896	6,201	107,695	105,545	3,914	101,631
Special charges	—	—	—	(281)	(281)	—
Income from operations	81,289	(9,456)	90,745	63,475	(6,474)	69,949
Loss on redemption of debt	(31,075)	(31,075)	—	(2,803)	(2,803)	—
Other income	188	—	188	8,031	7,079	952
Earnings before interest and income taxes	50,402	(40,531)	90,933	68,703	(2,198)	70,901
Interest expense	37,727	—	37,727	43,419	—	43,419
Income before income taxes	12,675	(40,531)	53,206	25,284	(2,198)	27,482
Provision for income taxes	5,709	(26)	5,735	1,643	—	1,643
Net income	$6,966	$(40,505)	$47,471	$23,641	$(2,198)	$25,839

Net income per share:
Basic	$0.33	$(1.94)	$2.27	$1.17	$(0.11)	$1.28
Diluted	$0.33	$(1.90)	$2.23	$1.14	$(0.11)	$1.24

Weighted average shares:
Outstanding	20,876			20,170
Diluted	21,315			20,808

	Year ended December 31, 2012				Year ended December 31, 2011
Special Items Detail-(income) expense:	Finance Fees (1)	Severance(2)	Pension Curtailment & Settlement	Total Special Items	Sale of Land & Traex(3)	CEO transition expenses(4)	Finance Fees (1)	Abandoned Property (5)	Other(6)	Total Special Items
Cost of sales	$—	$3,255	$—	$3,255	$—	$—	$—	$1,827	$1,014	$2,841
SG&A	—	1,895	4,306	6,201	—	2,722	—	892	300	3,914
Special charges	—	—	—	—	—	—	—	—	(281)	(281)
Loss on redemption of debt	31,075	—	—	31,075	—	—	2,803	—	—	2,803
Other income	—	—	—	—	(6,863)	—	—	—	(216)	(7,079)
Income taxes	—	(26)	—	(26)	—	—	—	—	—	—
Total Special Items	$31,075	$5,124	$4,306	$40,505	$(6,863)	$2,722	$2,803	$2,719	$817	$2,198

(1) Finance fees for 2012 include the write-off of unamortized finance fees and discounts and call premium payments on the ABL Facility and $360.0 million senior notes redeemed in May and June 2012, partially offset by the write-off of the debt carrying value adjustment related to the termination of the $80.0 million interest rate swap. Finance fees for 2011 include the write-off of unamortized finance fees and discounts and call premium payments on the $40.0 million senior notes redeemed in March 2011.
(2) Relates to implementation of our new strategic plan.
(3) Net gain on the sale of land at our Libbey Holland facility of $3,445 and net gain on sale of substantially all of the assets of Traex of $3,418.
(4) CEO transition expenses primarily represent non-cash charges related to accelerated vesting of previously issued equity compensation.
(5) Estimate accrued for an on-going unclaimed property audit.
(6) Cost of sales includes $197 of restructuring charges and a $817 write-down of unutilized fixed assets in our Glass Operations segment. SG&A includes severance of $1,105, net of an equipment credit of $805. Special charges relate to the closure of our Syracuse, New York, manufacturing facility and the decorating operations at our Shreveport manufacturing facility.

Table 3
Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA
(dollars in thousands)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Reported net income	$1,607	$2,109	$6,966	$23,641
Add:
Interest expense	8,642	10,490	37,727	43,419
Provision for (benefit from) income taxes	3,366	(3,182)	5,709	1,643
Depreciation and amortization	10,574	9,923	41,471	42,188
EBITDA	24,189	19,340	91,873	110,891
Add: Special items before interest and taxes	5,670	1,954	40,531	2,198
Adjusted EBITDA	$29,859	$21,294	$132,404	$113,089

Table 4
Reconciliation of Net Cash provided by Operating Activities to Free Cash Flow
(dollars in thousands)
	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011

Net cash provided by operating activities	$52,127	$53,207	$8,497	$55,351
Capital expenditures	(15,476)	(14,963)	(32,720)	(41,420)
Net proceeds from sale of Traex	—	(522)	—	12,478
Proceeds from asset sales and other	97	(42)	647	5,222
Free Cash Flow	$36,748	$37,680	$(23,576)	$31,631

Table 5
Summary Business Segment Information
(dollars in thousands)
	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Net Sales:
Glass Operations(1)	$201,327	$199,228	$753,006	$746,581
Other Operations(2)	17,842	15,735	72,965	71,183
Eliminations	(108)	(181)	(684)	(708)
Consolidated	$219,061	$214,782	$825,287	$817,056

Segment Earnings before Interest & Taxes (Segment EBIT)(3)
Glass Operations(1)	$24,211	$19,551	$118,470	$96,716
Other Operations(2)	2,950	2,355	14,047	11,974
Segment EBIT	$27,161	$21,906	$132,517	$108,690

Reconciliation of Segment EBIT to Net Income:
Segment EBIT	$27,161	$21,906	$132,517	$108,690
Retained corporate costs (4)	(7,876)	(10,535)	(41,584)	(37,789)
Consolidated Adjusted EBIT	19,285	11,371	90,933	70,901
Loss on redemption of debt	—	—	(31,075)	(2,803)
Severance	(1,239)	(1,105)	(5,150)	(1,105)
Pension curtailment and settlement charge	(4,431)	—	(4,306)	—
Gain on sale of Traex assets	—	179	—	3,418
Gain on sale of land	—	—	—	3,445
Equipment write-down	—	(817)	—	(817)
Equipment credit	—	—	—	1,021
Restructuring charges	—	—	—	84
CEO transition expenses	—	(211)	—	(2,722)
Abandoned property	—	—	—	(2,719)
Special Items before interest and taxes	(5,670)	(1,954)	(40,531)	(2,198)
Interest expense	(8,642)	(10,490)	(37,727)	(43,419)
Income taxes	(3,366)	3,182	(5,709)	(1,643)
Net income	$1,607	$2,109	$6,966	$23,641

Depreciation & Amortization:
Glass Operations(1)	$10,423	$9,619	$40,184	$40,398
Other Operations(2)	8	8	40	265
Corporate	143	296	1,247	1,525
Consolidated	$10,574	$9,923	$41,471	$42,188

(1) Glass Operations—includes worldwide sales of manufactured and sourced glass tableware from domestic and international subsidiaries.
(2) Other Operations—includes worldwide sales of sourced ceramic dinnerware, metal tableware, hollowware and serveware. Plastic items were sold through April 28, 2011.
(3) Segment EBIT represents earnings before interest and taxes and excludes amounts related to certain items we consider not representative of ongoing operations, as well as, certain retained corporate costs.
(4) Retained corporate costs includes certain headquarter, administrative and facility costs, and other costs that are not allocable to the reporting segments.

Table 6
Reconciliation of Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA and Debt Net of Cash to Adjusted EBITDA Ratio
(dollars in thousands)
(unaudited)
	Year ended December 31,
	2012	2011
Reported net income	$6,966	$23,641
Add:
Interest expense	37,727	43,419
Provision for income taxes	5,709	1,643
Depreciation and amortization	41,471	42,188
EBITDA	91,873	110,891
Add: Special items before interest and taxes	40,531	2,198
Adjusted EBITDA	$132,404	$113,089

Debt	$466,467	$397,360
Plus: Unamortized discount and warrants	—	4,300
Less: Carrying value adjustment on debt related to the Interest Rate Agreement	408	4,043
Gross debt	466,059	397,617
Cash	67,208	58,291
Debt net of cash	$398,851	$339,326

Debt net of cash to Adjusted EBITDA ratio	3.0 x	3.0 x